SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA
(Name of Registrant as Specified in its Charter)

Stilwell Value Partners I, L.P Stilwell Partners, L.P. Stilwell Value LLC Joseph Stilwell John Stilwell
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Note: Below is the text of an advertisement appearing in the following newspapers: The Philadelphia Public Record and The Philadelphia Metro.

The following letter has been mailed to all the shareholders of Prudential Bancorp, Inc. of Pennsylvania

The Directors of Prudential Bancorp, Inc. of Pennsylvania (PBIP) are:

JEROME R. BALKA, ESQ.	A. J. FANELLI
JOHN P. JUDGE	FRANCIS V. MULCAHY
JOSEPH W. PACKER, JR.	THOMAS A. VENTO

_______________________

THE STILWELL GROUP

26 BROADWAY

23rd FLOOR

NEW YORK, NY 10004

PHONE: (212) 269-5800

FACSIMILE: (212) 269-2675

January 22, 2007

Dear Fellow Shareholder:

Tom Vento seems to take cheerful pride in our Company’s earning $3.8 million on $91 million of capital. The most charitable explanation I can offer is that he doesn’t understand what it means to be the CEO of a public corporation. Has even a single director challenged Tom for bragging about poor results?

Tom is seeking to adopt stock benefit plans without holding a democratic public shareholder vote. Isn’t there a single director who believes, in the quiet of his heart, that a democratic vote should take place? Doesn’t a single director believe it’s not fair to get a big payday unless the public shareholders who purchased shares have their say?

Given that 71% of public shareholders voting last year withheld their votes from the directors, you would think that the above-named men would have had some pause when Tom pursued approval of the stock benefit plans right after that meeting. Have those men no shame?

I hereby challenge the directors: I will drop the lawsuit if you merely agree to put the stock benefit plans to a public shareholder vote. If 51% of the public shareholders approve the plans, they are yours. All I’m asking, and have ever asked, is that management convince the public shareholders that they’ve earned the benefits. Shareholders, as we know, tend to be charitable to managements. WHY DON’T YOU PUT IT TO A DEMOCRATIC VOTE?

Tom’s problem isn’t that I’ve demanded or want greenmail. His problem is that I’ve repeatedly dismissed suggestions, winks, and nods from him and his advisors that I sell out for a quick personal gain.

I’ve invested in financial institutions for over twenty years. I believe PBIP has great potential and intend to keep my 9% position to reap the success that PBIP could achieve if properly managed. My Group’s investment in the Company is 13 times larger than all of the directors combined. Why on earth would I recommend a capital allocation plan that could hurt my investment?

Tom seems to think I want to take over PBIP or force it into a sale. He should consult with one of PBIP’s many, many lawyers. Even if I wanted to force it into a sale, I couldn’t. I can’t even elect a single director. All I can do is see to it that the insiders don’t get stock benefit plans until a majority of the public shareholders believe they’ve been earned.

If you agree that the Company’s directors should put the stock benefit plans to a democratic vote, WITHHOLD your vote from the election of directors, which is Proposal 1 on the enclosed proxy card, by marking the box “WITHHOLD.” If you receive a card from the Company, THROW IT IN THE GARBAGE.

If you’ve already returned the Company’s card, you can still change your vote and vote for our slate by returning the GREEN card to us.

Thank you for your time and support.

Sincerely, /s/ Joseph Stilwell
Joseph Stilwell On behalf of the Stilwell Group: STILWELL VALUE PARTNERS I, L.P. STILWELL PARTNERS, L.P. STILWELL VALUE LLC

On December 26, 2006, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the 2007 annual meeting of stockholders of Prudential Bancorp, Inc. of Pennsylvania (“Prudential Bancorp”). On the record date for the meeting, December 22, 2006, there were 12,017,750 shares of common stock of Prudential Bancorp outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning December 27, 2006. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting D.F. King & Co. at 1-800-659-6590.